UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) November 25, 2008
REPUBLIC SERVICES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	1-14267	65-0716904

(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 S.E. 6th Street, 28th Floor
Ft. Lauderdale, Florida 33301

(Address Of Principal Executive Offices, Including Zip Code)
Registrant’s Telephone Number, Including Area Code (954) 769-2400

(Former Name Or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 25, 2008, Republic Services, Inc. (“Republic”) entered into a Letter Agreement (the “Letter Agreement”) with Allied Waste Industries, Inc. (“Allied”) in furtherance of their respective obligations under the Agreement and Plan of Merger, dated as of June 22, 2008, as amended July 31, 2008 (the “Merger Agreement”), among Republic, RS Merger Wedge, Inc., a wholly owned subsidiary of Republic, and Allied, to use reasonable efforts to ensure that the ratings condition of the Merger Agreement is satisfied. In the Letter Agreement, Republic and Allied agreed to provide, and to cause substantially all of their respective subsidiaries to provide, guaranties of certain indebtedness to the extent any of such parties were not already obligors thereon. Such guaranties shall not become effective, in the case of any Republic and Republic subsidiary guaranties, until the effective date of the merger, and, in the case of any Allied and Allied subsidiary guaranties, until the day after the effective date of the merger. Such guaranties shall otherwise, subject to certain provisions of the Merger Agreement, be in form and substance reasonably acceptable to Republic and Allied. Any release of Republic under any guaranty obligation shall be limited to circumstances pertaining to the termination, satisfaction, discharge or defeasance of the applicable indebtedness which is the subject of such guaranty obligation. The Letter Agreement does not extend to those subsidiaries of Republic and Allied that are not required by the terms of Republic’s $1.0 billion and $1.75 billion credit facilities to guaranty, and which do not guaranty, such credit facilities. The obligations of the Letter Agreement will terminate in the event the Merger Agreement terminates or expires in accordance with its terms.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Letter Agreement, dated November 25, 2008, by and between Republic Services, Inc. and Allied Waste Industries, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC SERVICES, INC.
By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)

Dated: November 25, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated November 25, 2008, by and between Republic Services, Inc. and Allied Waste Industries, Inc.

4